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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                           (Amendment No. _________)*

--------------------------------------------------------------------------------

                              Serena Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    817492101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 10, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                         (Continued on following pages)
                               Page 1 of 58 Pages
                         Exhibit Index Found on Page 56

                                      13D

===================
CUSIP No. 817492101
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,009,184
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,009,184
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,009,184
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================




                               Page 2 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,009,184
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,009,184
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,009,184
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================




                               Page 3 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5
            TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,009,184
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,009,184
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,009,184
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================




                               Page 4 of 58 Pages

                                      13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
                  SEC USE ONLY
    3
------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,009,184
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,009,184
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,009,184
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================




                               Page 5 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            India
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,009,184
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,009,184
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,009,184
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================




                               Page 6 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   39,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    39,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            39,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
          TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================




                               Page 7 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   776,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    776,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            776,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================




                               Page 8 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   432,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    432,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            432,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 9 of 58 Pages

                                      13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.


------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   83,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    83,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            83,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 10 of 58 Pages

                                      13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   53,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    53,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            53,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                              Page 11 of 58 Pages

                                                         13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   24,400
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    24,400
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            24,400
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================




                              Page 12 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Cayman Islands
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   748,722
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    748,722
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            748,722
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================





                              Page 13 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                 -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   1,229,671
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    1,229,671
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,229,671
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================





                              Page 14 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,158,622
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,158,622
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,158,622
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            5.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                              Page 15 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
     2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,388,293
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,388,293
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,388,293
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 16 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,388,293
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,388,293
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,388,293
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 17 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,388,293
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,388,293
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,388,293
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================




                              Page 18 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [    ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,388,293
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,388,293
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,388,293
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.2%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================



                              Page 19 of 58 Pages

                                      13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,388,293
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,388,293
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,388,293
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.2%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================



                              Page 20 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,388,293
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,388,293
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,388,293
------------====================================================================
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 21 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,388,293
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,388,293
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,388,293
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================





                              Page 22 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,388,293
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,388,293
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,388,293
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 23 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,388,293
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,388,293
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,388,293
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 24 of 58 Pages

                                       13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,388,293
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,388,293
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,388,293
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12        CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 25 of 58 Pages

                                                         13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,388,293
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,388,293
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,388,293
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================




                              Page 26 of 58 Pages

                                      13D
====================
CUSIP No.  817492101
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 3,388,293 Shares, which is 8.2% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5
            TO ITEMS 2(d) OR 2(e)
                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   3,388,293
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    3,388,293
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,388,293
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                     [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.2%
------------====================================================================
    14      TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================


                              Page 27 of 58 Pages

Item 1.  Security And Issuer
-------  -------------------

         This statement relates to shares of Common Stock, par value $0.001 per share (the "Shares"), of Serena Software, Inc. (the "Company"). The Company's principal offices are located at 2755 Campus Drive, 3rd Floor, San Mateo, California 94403. Item 2. Identity And Background (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

        The Noonday Sub-adviser Entities
        --------------------------------

                (i) Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "First Noonday Sub-adviser"), with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts;

                (ii) Noonday Asset Management, L.P., a Delaware limited partnership which is a sub-investment adviser(1) to each of the Funds and the Managed Accounts (the "Second Noonday Sub-adviser"), with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts;

                (iii) Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second Noonday Sub-adviser (the "Noonday General Partner"), with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts.

         The First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner are together referred to herein as the "Noonday Sub-adviser Entities."

         The Noonday Managing Members
         ----------------------------

                (iv) David I. Cohen ("Cohen") and Saurabh K. Mittal ("Mittal"), the managing members of both the First Noonday Sub-adviser and the Noonday General Partner, with respect to all of the Shares held by the Noonday Fund and certain of the Shares held by the Farallon Funds and the Managed Accounts.

         Cohen and Mittal are referred to herein as the "Noonday Individual Reporting Persons."

--------
(1) The First Noonday Sub-adviser and the Second Noonday Sub-adviser entered into certain subadvisory arrangements with the Management Company and the Farallon General Partner effective as of January 1, 2005, pursuant to which the First Noonday Sub-adviser and the Second Noonday Sub-adviser were granted investment discretion over all of the assets of the Noonday Fund and certain of the assets of the Farallon Funds and the Managed Accounts.



                              Page 28 of 58 Pages

         The Noonday Fund
         ----------------

                (v) Noonday Capital Partners, L.L.C., a Delaware limited liability company (the "Noonday Fund"), with respect to the Shares held by it.

         The Farallon Funds
         ------------------

                (vi) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Shares held by it;

                (vii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Shares held by it;

                (viii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Shares held by it;

                (ix)       Farallon Capital Institutional  Partners III, L.P., a
                           Delaware  limited   partnership  ("FCIP  III"),  with
                           respect to the Shares held by it;

                (x)        Tinicum   Partners,   L.P.,   a  New   York   limited
                           partnership ("Tinicum"), with respect to the Shares held by it; and

                (xi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Shares held by it.

         FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the "Farallon Funds." The Noonday Fund and the Farallon Funds are together referred to herein as the "Funds."

         The Management Company
         ----------------------

                (xii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Shares held by certain accounts managed by the Management Company (the "Managed Accounts").

        The Farallon General Partner
        ----------------------------

                (xiii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund (the "Farallon General Partner"), with respect to the Shares held by each of the Funds.

         The Farallon Managing Members
         -----------------------------

                (xiv) The following persons who are managing members of both the Farallon General Partner and the Management Company, with respect to the Shares


                              Page 29 of 58 Pages
                           held by the Funds and the Managed Accounts: Chun R. Ding ("Ding"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Jason E. Moment ("Moment"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

                  Ding, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Moment, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons." The Noonday Individual Reporting Persons and the Farallon Individual Reporting Persons are together referred to herein as the "Individual Reporting Persons."

                  (b) The address of the principal business and principal office of (i) the Funds, the Management Company and the Farallon General Partner is One Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) the Noonday Sub-adviser Entities is 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

                  (c) The principal business of each of the Funds is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the First Noonday Sub-adviser and the Second Noonday Sub-adviser is to act as a sub-investment adviser to the Funds and the Managed Accounts. The principal business of the Noonday General Partner is to act as the general partner of the Second Noonday Sub-adviser. The principal business of the Management Company is that of a registered investment adviser. The principal business of the Farallon General Partner is to act as the general partner of the Farallon Funds and the managing member of the Noonday Fund. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

                  (d) None of the Funds, the Noonday Sub-adviser Entities, the Management Company, the Farallon GeneralPartner or the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) None of the Funds, the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner or the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                  (f) The citizenship of each of the Funds, the Noonday Sub-adviser Entities, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Mittal is a citizen of the United States. Mittal is a citizen of India.

                  The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.


                              Page 30 of 58 Pages

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------

         The net investment cost (including commissions) for the Shares held by each of the Funds and the Managed Accounts is set forth below:

       Entity                    Shares Held              Approximate Net
       ------                    -----------              ---------------
                                                          Investment Cost
                                                          ---------------
       Noonday Fund                 39,500                    $924,467
       FCP                         776,500                 $18,215,812
       FCIP                        432,500                 $10,130,824
       FCIP II                      83,500                  $1,952,306
       FCIP III                     53,500                  $1,249,832
       Tinicum                      24,400                    $571,808
       FCOI II                     748,722                 $17,507,494
       Managed Accounts          1,229,671                 $28,821,077


         The consideration for such acquisitions was obtained as follows: (i) with respect to the Noonday Fund, FCP, Tinicum and FCOI II, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by the Noonday Fund, FCP, Tinicum and FCOI II at Goldman, Sachs & Co.; (ii) with respect to FCIP, FCIP II and FCIP III, from working capital; and (iii) with respect to the Managed Accounts, from the working capital of the Managed Accounts and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. The Noonday Fund, FCP, Tinicum, FCOI II and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.


Item 4.  Purpose Of The Transaction
-----------------------------------

         The purpose of the acquisition of the Shares is for investment, and the acquisitions of the Shares by each of the Funds and the Managed Accounts were made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

         Although no Reporting Person has any specific plan or proposal to acquire or dispose of Shares, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Shares or dispose of any or all of its Shares depending upon an ongoing evaluation of the investment in the Shares, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Person and/or other investment considerations. No Reporting Person has made a determination regarding a maximum or minimum number of Shares which it may hold at any point in time.

         Also, consistent with their investment intent, the Reporting Persons may engage in communications with one or more shareholders of the Company, one or more officers of the


                              Page 31 of 58 Pages

Company and/or one or more members of the board of directors of the Company regarding the Company, including but not limited to its operations.

         Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.  Interest In Securities Of The Issuer
----------------------------------------------
         (a)      The Funds
                  ---------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 41,376,180 Shares outstanding as of January 5, 2006 as reported by the Company in its amendment to
                           Schedule 13 E-3 filed with the Securities and Exchange Commission on January 11, 2006.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Funds in the past 60 days are set forth on Schedules A-G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.


         (b)      The Noonday Sub-adviser Entities
                  --------------------------------
                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference for each such Noonday Sub-adviser Entity.

                  (c)      None.


                              Page 32 of 58 Pages

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser, and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         (c)      The Noonday Individual Reporting Persons
                  ----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         (d)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.


                              Page 33 of 58 Pages

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule H hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (e)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (f)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.


                              Page 34 of 58 Pages

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The First Noonday
Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owners of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Noonday Fund and certain of such Shares owned by the Farallon Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. Each of the Noonday Sub-adviser Entities, the Farallon General Partner, the Management Company and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.



                              Page 35 of 58 Pages

Item 6.  Contracts, Arrangements, Understandings Or
------   -------------------------------------------
         Relationships With Respect To Securities Of The Issuer
         ------------------------------------------------------

         Except as described above, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to the transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7.  Materials To Be Filed As Exhibits
------   ---------------------------------

         There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.



                              Page 36 of 58 Pages

                                   SIGNATURES


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 19, 2006

                   /s/ Monica R. Landry
                   ----------------------------------------
                   NOONDAY CAPITAL, L.L.C.,
                   On its own behalf
                   and as the General Partner of
                   NOONDAY ASSET MANAGEMENT, L.P.
                   By Monica R. Landry,
                   Attorney-in-fact

                   /s/ Monica R. Landry
                   -----------------------------------
                   NOONDAY G.P. (U.S.), L.L.C.
                   By Monica R. Landry,
                   Attorney-in-fact

                   /s/ Monica R. Landry
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   On its own behalf,
                   as the General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                   FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                   and as the Managing Member of
                   NOONDAY CAPITAL PARTNERS, L.L.C.
                   By Monica R. Landry,
                   Managing Member

                   /s/ Monica R. Landry
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.
                   By Monica R. Landry,
                   Managing Member


                              Page 37 of 58 Pages

                   /s/ Monica R. Landry
                   ---------------------------------------
                   Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly

         The Powers of Attorney executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding and Schrier authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Powers of Attorney executed by Ellwein and Patel authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference.




                              Page 38 of 58 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Noonday Sub-adviser Entities, the Management Company and the Farallon General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each Individual Reporting Person is the following information: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The First Noonday Sub-adviser
         -----------------------------

         (a)      Noonday G.P. (U.S.), L.L.C.
         (b)      c/o Noonday Asset Management, L.P.
                  227 West Trade Street, Suite 2140
                  Charlotte, North Carolina 28202
         (c)      Serves as sub-investment adviser to investment funds
         (d)      Delaware limited liability company
         (e)      Managing Members:  David I. Cohen and Saurabh K. Mittal

2.       The Second Noonday Sub-adviser
         ------------------------------

         (a)      Noonday Asset Management, L.P.
         (b)      227 West Trade Street, Suite 2140
                  Charlotte, North Carolina 28202
         (c)      Serves as sub-investment adviser to investment funds
         (d)      Delaware limited partnership
         (e) David I. Cohen and Saurabh K. Mittal, the managing members of its general partner

3.       The Noonday General Partner
         ---------------------------

         (a)      Noonday Capital, L.L.C.
         (b)      c/o Noonday Asset Management, L.P.
                  227 West Trade Street, Suite 2140
                  Charlotte, North Carolina 28202
         (c)      Serves as general partner of the Second Noonday Sub-adviser
         (d)      Delaware limited liability company
         (e)      Managing Members:  David I. Cohen and Saurabh K. Mittal


4.       The Noonday Individual Reporting Persons
         ----------------------------------------

         Cohen is a citizen of the United States. Mittal is a citizen of India. The business address of each of the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The principal occupation of each of the Noonday Individual Reporting Persons is serving as the managing member of both the First Noonday Sub-adviser and the Noonday General Partner. The Noonday Individual Reporting Persons do not have any additional information to disclose


                              Page 39 of 58 Pages
         with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

5.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as investment adviser to various managed accounts
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Alice F. Evarts, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

6.       The Farallon General Partner
         ----------------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Alice F. Evarts, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

7.       Managing  Members of the  Management  Company and the Farallon  General
         -----------------------------------------------------------------------
         Partner
         -------

         Each of the managing members of the Management Company and the Farallon General Partner other than Swart is a citizen of the United States. Swart is a citizen of New Zealand. The business address of each of the managing members of the Management Company and the Farallon General Partner is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of both the Management Company and the Farallon General Partner. The principal occupation of each other managing member of the Management Company and the Farallon General Partner is serving as a managing member of both the Management Company and the Farallon General Partner. None of the managing members of the Management Company and the Farallon General Partner has any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the
         Schedule 13D.




                              Page 40 of 58 Pages

                                   SCHEDULE A
                                   ----------
                        NOONDAY CAPITAL PARTNERS, L.L.C.
                        --------------------------------


                                  NO. OF SHARES                      PRICE
    TRADE DATE                   PURCHASED (P)                  PER SHARE ($)
   ------------                -----------------               --------------

    11/28/2005                         400                           23.18
    11/28/2005                      12,200                           23.20
    12/14/2005                         500                           23.35
    12/14/2005                         100                           23.35
    12/15/2005                       1,000                           23.35
    12/16/2005                       1,300                           23.35
    12/16/2005                         600                           23.35
    12/19/2005                         100                           23.35
    12/20/2005                       1,100                           23.35
    12/21/2005                         400                           23.34
    12/21/2005                         500                           23.35
    12/23/2005                         200                           23.35
    12/23/2005                         300                           23.35
    12/27/2005                         500                           23.42
    12/28/2005                         100                           23.42
    12/29/2005                         400                           23.42
      1/3/2006                         300                           23.42
      1/3/2006                         100                           23.41
      1/3/2006                       2,800                           23.42
     1/10/2006                       1,500                           23.54
     1/12/2006                         300                           23.57
     1/12/2006                      14,800                           23.58





                              Page 41 of 58 Pages

                                   SCHEDULE B
                                   ----------
                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------


                                  O. OF SHARES                      PRICE
    TRADE DATE                   PURCHASED (P)                   PER SHARE ($)
   ------------                -----------------                --------------

    11/28/2005                        3,200                          23.18
    11/28/2005                       91,400                          23.20
    12/14/2005                        5,200                          23.35
    12/14/2005                        1,200                          23.35
    12/14/2005                        1,100                          23.35
    12/14/2005                        4,900                          23.35
    12/15/2005                        8,500                          23.35
    12/15/2005                        7,900                          23.35
    12/16/2005                        7,400                          23.35
    12/16/2005                       16,400                          23.35
    12/16/2005                        7,000                          23.35
    12/16/2005                        5,500                          23.35
    12/19/2005                          200                          23.34
    12/19/2005                        1,400                          23.35
    12/19/2005                        1,300                          23.35
    12/19/2005                          200                          23.34
    12/20/2005                          400                          23.35
    12/20/2005                       13,900                          23.35
    12/20/2005                          400                          23.35
    12/20/2005                       13,100                          23.35
    12/21/2005                        5,000                          23.35
    12/21/2005                        4,600                          23.34
    12/21/2005                        4,700                          23.35
    12/21/2005                        4,300                          23.34
    12/23/2005                        3,100                          23.35
    12/23/2005                        1,900                          23.35
    12/23/2005                        1,600                          23.35
    12/23/2005                        2,700                          23.35
    12/27/2005                        4,100                          23.42
    12/27/2005                          100                          23.42
    12/27/2005                          100                          23.42
    12/27/2005                        3,900                          23.42
    12/28/2005                          500                          23.42
    12/28/2005                          500                          23.42
    12/29/2005                        5,200                          23.42
    12/29/2005                        4,900                          23.42
    12/30/2005                          100                          23.42


                              Page 42 of 58 Pages

    12/30/2005                          300                          23.42
    12/30/2005                          100                          23.42
    12/30/2005                          300                          23.42
      1/3/2006                        6,800                          23.42
      1/3/2006                       59,800                          23.42
      1/3/2006                        3,200                          23.41
      1/3/2006                        3,000                          23.41
      1/3/2006                        6,400                          23.42
      1/3/2006                       57,000                          23.42
     1/10/2006                       24,900                          23.54
     1/10/2006                       23,200                          23.54
     1/12/2006                        3,800                          23.57
     1/12/2006                      175,500                          23.58
     1/12/2006                      160,800                          23.58
     1/12/2006                        3,500                          23.57



                              Page 43 of 58 Pages

                                   SCHEDULE C
                                   ----------
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------


                                 NO. OF SHARES                      PRICE
    TRADE DATE                   PURCHASED (P)                   PER SHARE ($)
   ------------                -----------------               ---------------

    11/28/2005                      33,500                           23.20
    11/28/2005                       1,200                           23.18
    12/14/2005                       1,300                           23.35
    12/14/2005                       6,000                           23.35
    12/14/2005                       1,300                           23.35
    12/14/2005                       5,600                           23.35
    12/15/2005                       9,700                           23.35
    12/15/2005                       9,000                           23.35
    12/16/2005                      17,900                           23.35
    12/16/2005                       8,100                           23.35
    12/16/2005                      16,800                           23.35
    12/16/2005                       7,600                           23.35
    12/19/2005                         300                           23.34
    12/19/2005                       1,400                           23.35
    12/19/2005                       1,300                           23.35
    12/19/2005                         200                           23.34
    12/20/2005                         400                           23.35
    12/20/2005                      13,700                           23.35
    12/20/2005                         400                           23.35
    12/20/2005                      13,100                           23.35
    12/21/2005                       5,500                           23.35
    12/21/2005                       5,100                           23.34
    12/21/2005                       4,800                           23.34
    12/21/2005                       5,200                           23.35
    12/23/2005                       3,300                           23.35
    12/23/2005                       2,100                           23.35
    12/23/2005                       2,900                           23.35
    12/23/2005                       1,800                           23.35
    12/27/2005                         100                           23.42
    12/27/2005                       5,900                           23.42
    12/27/2005                         100                           23.42
    12/27/2005                       5,500                           23.42
    12/28/2005                         700                           23.42
    12/28/2005                         700                           23.42
    12/29/2005                       5,500                           23.42
    12/29/2005                       5,200                           23.42
    12/30/2005                         100                           23.42


                              Page 44 of 58 Pages

    12/30/2005                         300                           23.42
    12/30/2005                         100                           23.42
    12/30/2005                         300                           23.42
      1/3/2006                       2,300                           23.41
      1/3/2006                      44,300                           23.42
      1/3/2006                       5,000                           23.42
      1/3/2006                       4,800                           23.42
      1/3/2006                       2,200                           23.41
      1/3/2006                      42,100                           23.42
     1/10/2006                       9,100                           23.54
     1/10/2006                       8,700                           23.54
     1/12/2006                      56,100                           23.58
     1/12/2006                       1,200                           23.57
     1/12/2006                       1,100                           23.57
     1/12/2006                      51,600                           23.58



                              Page 45 of 58 Pages

                                   SCHEDULE D
                                   ----------
                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------


                                 NO. OF SHARES                      PRICE
    TRADE DATE                    PURCHASED (P)                  PER SHARE ($)
   ------------                -----------------               ---------------

    11/28/2005                        300                            23.18
    11/28/2005                      9,100                            23.20
    12/14/2005                        300                            23.35
    12/14/2005                      1,300                            23.35
    12/14/2005                        300                            23.35
    12/14/2005                      1,200                            23.35
    12/15/2005                      2,000                            23.35
    12/15/2005                      1,900                            23.35
    12/16/2005                      3,000                            23.35
    12/16/2005                      6,600                            23.35
    12/16/2005                      2,900                            23.35
    12/16/2005                      6,400                            23.35
    12/19/2005                        600                            23.35
    12/19/2005                        100                            23.34
    12/19/2005                        100                            23.34
    12/19/2005                        600                            23.35
    12/20/2005                        100                            23.35
    12/20/2005                      4,500                            23.35
    12/20/2005                        100                            23.35
    12/20/2005                      4,300                            23.35
    12/21/2005                      1,600                            23.34
    12/21/2005                      1,700                            23.35
    12/21/2005                      1,600                            23.35
    12/21/2005                      1,500                            23.34
    12/23/2005                        900                            23.35
    12/23/2005                        600                            23.35
    12/23/2005                        500                            23.35
    12/23/2005                        800                            23.35
    12/27/2005                      1,800                            23.42
    12/27/2005                      1,700                            23.42
    12/28/2005                        200                            23.42
    12/28/2005                        200                            23.42
    12/29/2005                      1,200                            23.42
    12/29/2005                      1,100                            23.42
    12/30/2005                        100                            23.42
    12/30/2005                        100                            23.42
      1/3/2006                        200                            23.41


                              Page 46 of 58 Pages

      1/3/2006                      3,900                            23.42
      1/3/2006                        400                            23.42
      1/3/2006                        400                            23.42
      1/3/2006                        200                            23.41
      1/3/2006                      3,900                            23.42
     1/10/2006                        600                            23.54
     1/10/2006                        600                            23.54
     1/12/2006                      5,900                            23.58
     1/12/2006                        100                            23.57
     1/12/2006                        100                            23.57
     1/12/2006                      5,900                            23.58







                              Page 47 of 58 Pages

                                   SCHEDULE E
                                   ----------
                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------


                                 NO. OF SHARES                      PRICE
    TRADE DATE                    PURCHASED (P)                  PER SHARE ($)
   ------------                -----------------                --------------

    11/28/2005                         400                           23.18
    11/28/2005                      10,700                           23.20
    12/14/2005                         200                           23.35
    12/14/2005                       1,000                           23.35
    12/14/2005                         200                           23.35
    12/14/2005                       1,000                           23.35
    12/15/2005                       1,500                           23.35
    12/15/2005                       1,400                           23.35
    12/16/2005                       1,300                           23.35
    12/16/2005                       3,000                           23.35
    12/16/2005                       1,300                           23.35
    12/16/2005                       2,800                           23.35
    12/19/2005                         300                           23.35
    12/19/2005                         300                           23.35
    12/20/2005                       2,600                           23.35
    12/20/2005                         100                           23.35
    12/20/2005                       2,400                           23.35
    12/20/2005                         100                           23.35
    12/21/2005                         900                           23.34
    12/21/2005                       1,000                           23.35
    12/21/2005                         900                           23.34
    12/21/2005                       1,000                           23.35
    12/23/2005                         500                           23.35
    12/23/2005                         300                           23.35
    12/23/2005                         300                           23.35
    12/23/2005                         400                           23.35
    12/27/2005                       1,000                           23.42
    12/27/2005                         900                           23.42
    12/28/2005                         100                           23.42
    12/28/2005                         100                           23.42
    12/29/2005                         700                           23.42
    12/29/2005                         700                           23.42
      1/3/2006                         400                           23.42
      1/3/2006                         200                           23.41
      1/3/2006                       3,300                           23.42
      1/3/2006                         300                           23.42
      1/3/2006                       2,800                           23.42


                              Page 48 of 58 Pages

      1/3/2006                         100                           23.41
     1/10/2006                         400                           23.54
     1/10/2006                         400                           23.54
     1/12/2006                       3,000                           23.58
     1/12/2006                         100                           23.57
     1/12/2006                       3,000                           23.58
     1/12/2006                         100                           23.57






                              Page 49 of 58 Pages

                                   SCHEDULE F
                                   ----------
                             TINICUM PARTNERS, L.P.
                             ----------------------


                                 NO. OF SHARES                      PRICE
   TRADE DATE                     PURCHASED (P)                  PER SHARE ($)
   ------------                -----------------                ---------------

    11/28/2005                        100                            23.18
    11/28/2005                      3,000                            23.20
    12/14/2005                        200                            23.35
    12/14/2005                        100                            23.35
    12/14/2005                        200                            23.35
    12/15/2005                        400                            23.35
    12/15/2005                        400                            23.35
    12/16/2005                        400                            23.35
    12/16/2005                        900                            23.35
    12/16/2005                        900                            23.35
    12/16/2005                        400                            23.35
    12/19/2005                        100                            23.35
    12/19/2005                        100                            23.35
    12/20/2005                        800                            23.35
    12/20/2005                        800                            23.35
    12/21/2005                        300                            23.34
    12/21/2005                        300                            23.35
    12/21/2005                        300                            23.34
    12/21/2005                        300                            23.35
    12/23/2005                        100                            23.35
    12/23/2005                        200                            23.35
    12/23/2005                        200                            23.35
    12/23/2005                        100                            23.35
    12/27/2005                        300                            23.42
    12/27/2005                        300                            23.42
    12/29/2005                        200                            23.42
    12/29/2005                        200                            23.42
      1/3/2006                        100                            23.42
      1/3/2006                      1,100                            23.42
      1/3/2006                        100                            23.41
      1/3/2006                        100                            23.41
      1/3/2006                        100                            23.42
      1/3/2006                      1,100                            23.42
     1/10/2006                        600                            23.54
     1/10/2006                        600                            23.54
     1/12/2006                        100                            23.57
     1/12/2006                      4,400                            23.58



                              Page 50 of 58 Pages

     1/12/2006                      4,400                            23.58
     1/12/2006                        100                            23.57




                              Page 51 of 58 Pages

                                   SCHEDULE G
                                   ----------
                  FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                  --------------------------------------------


                                 NO. OF SHARES                      PRICE
    TRADE DATE                    PURCHASED (P)                  PER SHARE ($)
   ------------                -----------------               ---------------

    11/28/2005                      242,000                          23.20
    11/28/2005                        8,322                          23.18
    12/14/2005                        1,400                          23.35
    12/14/2005                        6,500                          23.35
    12/14/2005                        1,400                          23.35
    12/14/2005                        6,100                          23.35
    12/15/2005                       11,700                          23.35
    12/15/2005                       11,000                          23.35
    12/16/2005                        7,300                          23.35
    12/16/2005                       16,200                          23.35
    12/16/2005                       15,300                          23.35
    12/16/2005                        6,900                          23.35
    12/19/2005                        1,200                          23.35
    12/19/2005                          200                          23.34
    12/19/2005                        1,100                          23.35
    12/19/2005                          200                          23.34
    12/20/2005                          400                          23.35
    12/20/2005                       15,600                          23.35
    12/20/2005                          400                          23.35
    12/20/2005                       15,000                          23.35
    12/21/2005                        5,100                          23.35
    12/21/2005                        4,700                          23.34
    12/21/2005                        4,800                          23.35
    12/21/2005                        4,400                          23.34
    12/23/2005                        3,100                          23.35
    12/23/2005                        1,900                          23.35
    12/23/2005                        3,100                          23.35
    12/23/2005                        1,900                          23.35
    12/27/2005                        5,700                          23.42
    12/27/2005                          100                          23.42
    12/27/2005                        5,400                          23.42
    12/27/2005                          100                          23.42
    12/28/2005                          600                          23.42
    12/28/2005                          500                          23.42
    12/29/2005                        4,200                          23.42
    12/29/2005                        4,000                          23.42


                              Page 52 of 58 Pages

    12/30/2005                          100                          23.42
    12/30/2005                          300                          23.42
    12/30/2005                          100                          23.42
    12/30/2005                          300                          23.42
      1/3/2006                       37,100                          23.42
      1/3/2006                        4,200                          23.42
      1/3/2006                        2,000                          23.41
      1/3/2006                       34,900                          23.42
      1/3/2006                        1,800                          23.41
      1/3/2006                        3,900                          23.42
     1/10/2006                       15,100                          23.54
     1/10/2006                       14,100                          23.54
     1/12/2006                      110,600                          23.58
     1/12/2006                        2,400                          23.57
     1/12/2006                        2,200                          23.57
     1/12/2006                      101,800                          23.58



                              Page 53 of 58 Pages

                                   SCHEDULE H
                                   ----------
                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------


                                 NO. OF SHARES                      PRICE
    TRADE DATE                    PURCHASED (P)                  PER SHARE ($)
   ------------                -----------------               ---------------

    11/28/2005                        6,500                          23.18
    11/28/2005                      187,300                          23.20
    12/14/2005                        9,800                          23.35
    12/14/2005                        2,200                          23.35
    12/14/2005                        9,300                          23.35
    12/14/2005                        2,000                          23.35
    12/15/2005                       16,417                          23.35
    12/15/2005                       15,517                          23.35
    12/16/2005                       24,021                          23.35
    12/16/2005                       11,000                          23.35
    12/16/2005                       10,400                          23.35
    12/16/2005                       22,821                          23.35
    12/19/2005                          520                          23.34
    12/19/2005                        2,250                          23.35
    12/19/2005                        2,150                          23.35
    12/19/2005                          520                          23.34
    12/20/2005                          745                          23.35
    12/20/2005                       23,900                          23.35
    12/20/2005                          600                          23.35
    12/20/2005                       22,900                          23.35
    12/21/2005                        7,800                          23.34
    12/21/2005                        8,650                          23.35
    12/21/2005                        8,250                          23.35
    12/21/2005                        7,600                          23.34
    12/23/2005                        3,100                          23.35
    12/23/2005                        5,220                          23.35
    12/23/2005                        3,200                          23.35
    12/23/2005                        5,319                          23.35
    12/27/2005                          200                          23.42
    12/27/2005                       10,700                          23.42
    12/27/2005                          200                          23.42
    12/27/2005                       10,200                          23.42
    12/28/2005                        1,050                          23.42
    12/28/2005                          950                          23.42
    12/29/2005                        8,150                          23.42
    12/29/2005                        7,650                          23.42


                              Page 54 of 58 Pages

    12/30/2005                          500                          23.42
    12/30/2005                          258                          23.42
    12/30/2005                          400                          23.42
    12/30/2005                          258                          23.42
      1/3/2006                        8,100                          23.42
      1/3/2006                        3,728                          23.41
      1/3/2006                       72,000                          23.42
      1/3/2006                       68,000                          23.42
      1/3/2006                        3,727                          23.41
      1/3/2006                        7,800                          23.42
     1/10/2006                       32,200                          23.54
     1/10/2006                       30,300                          23.54
     1/12/2006                      234,500                          23.58
     1/12/2006                        5,200                          23.57
     1/12/2006                      215,200                          23.58
     1/12/2006                        4,800                          23.57

    11/28/2005                       19,800                          23.20
    11/28/2005                          700                          23.18
    12/14/2005                          300                          23.35
    12/14/2005                        1,200                          23.35
    12/15/2005                        2,100                          23.35
    12/16/2005                        3,200                          23.35
    12/16/2005                        1,400                          23.35
    12/19/2005                          300                          23.35
    12/19/2005                          100                          23.34
    12/20/2005                          100                          23.35
    12/20/2005                        2,300                          23.35
    12/21/2005                          800                          23.34
    12/21/2005                          900                          23.35
    12/23/2005                          400                          23.35
    12/23/2005                          600                          23.35
    12/27/2005                        1,100                          23.42
    12/28/2005                          100                          23.42
    12/29/2005                        1,000                          23.42
    12/30/2005                          100                          23.42
      1/3/2006                        1,000                          23.42
      1/3/2006                        8,900                          23.42
      1/3/2006                          500                          23.41
     1/10/2006                        3,500                          23.54
     1/12/2006                       32,500                          23.58
     1/12/2006                          700                          23.57



                              Page 55 of 58 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d-1(k)


                              Page 56 of 58 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 19, 2006


                   /s/ Monica R. Landry
                   ---------------------------------------
                   NOONDAY CAPITAL, L.L.C.,
                   On its own behalf
                   and as the General Partner of
                   NOONDAY ASSET MANAGEMENT, L.P.
                   By Monica R. Landry,
                   Attorney-in-fact


                   /s/ Monica R. Landry
                   -------------------------------
                   NOONDAY G.P. (U.S.), L.L.C.
                   By Monica R. Landry,
                   Attorney-in-fact





                              Page 57 of 58 Pages

                   /s/ Monica R. Landry
                   ------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   On its own behalf,
                   as the General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                   FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                   and as the  Managing Member of
                   NOONDAY CAPITAL PARTNERS, L.L.C.
                   By Monica R. Landry,
                   Managing Member


                   /s/ Monica R. Landry
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.
                   By Monica R. Landry,
                   Managing Member


                   /s/ Monica R. Landry
                   ---------------------------------------
                   Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer
                   and Mark C. Wehrly





                              Page 58 of 58 Pages